Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
MANAGEMENT CHANGES

FRISCO, TEXAS, May 8, 2013 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced the appointment of Roland O. Burns as President.  Mr. Burns has been with Comstock since 1991.  M. Jay Allison will continue to serve as Chairman of the Board of Directors and the Company’s Chief Executive Officer.  Mr. Burns will retain his responsibilities as Chief Financial Officer.  Comstock also announced Daniel K. Presley who currently serves as Vice President of Accounting and Controller will assume the responsibilities of Treasurer.

Comstock also announced the upcoming retirement on June 30, 2013 of Stephen E. Neukom, the Company’s Vice President of Marketing, who has served the Company for 19 years.  Michael D. McBurney will be joining the Company as Vice President of Marketing to oversee the Company's oil and natural gas marketing efforts.  Mr. McBurney has over 30 years experience in crude oil and natural gas marketing and in energy infrastructure project development.

Comstock also announced that Gary H. Guyton has joined the Company as Director of Planning and Investor Relations.  Mr. Guyton has over 17 years of experience in institutional equity sales and research.

"We congratulate Roland and Dan on their promotions and welcome Mike and Gary to our leadership team", commented M. Jay Allison, Comstock's Chief Executive Officer.  "We will miss Steve Neukom and wish him every possible success in his future endeavors."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.